Exhibit 23

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

     We have issued our report dated January 13, 2000, accompanying the consolidated financial statements and schedules incorporated by reference or included in the Annual Report of TF Financial Corporation and Subsidiaries on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of TF Financial Corporation and Subsidiaries on Form S-8 (File No. 33-87176, effective December 7, 1994, File No. 333-09235, effective July 31, 1996 and File No. 333-27085, effective May 14, 1997).


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 24, 2000